Exhibit 99.1

TRUNITY ANNOUNCES PLANNED NAME CHANGE AND FURTHER INFORMATION ON RESTRUCTURING

December 17, 2015 - Atlanta, Georgia - Trunity Holdings, Inc. (OTCBB/OTCQB:TNTY) made further announcements regarding its restructuring plan today, including its plans to change the name of the public company to True Nature Holdings, Inc., subject to legal and regulatory approvals. The Company plans to spin out its legacy educational software business into a Florida “C” corporation known as Trunity, Inc. The Company confirms that debt holders who convert on or before December 18, 2015 will be entitled to common shares in exchange for their debt in both the public company, and a share ownership in the spin out, privately held company.

Stephen Keaveney, the new CEO of the Company, explained, “We have made substantial progress with the restructuring, plans for a spin out of the Trunity education business and preparations to launch the new pharmacy acquisition program. Today we would like to clarify some of the details regarding the recapitalization of the public company, as well as the planned spin out of the education business.”

Upon completion of the recapitalization of the public company and immediately before the spin out, we estimate that there will be around 190 million shares of common stock outstanding in the public company, with around 30% held by legacy equity holders, and around 70% held by former debt holders. Every shareholder at the record date will be entitled to ownership in public company and the the spin out of the Educational Software business.

In the spin out, the owners of the estimated 190 million shares issued in the public company immediately before the spin out will receive a pro-rata number of shares based on the issuance of 10 million shares, based on an estimated allocation of approximately 19 to 1, such that every nineteen shares held in the public company at the close of business on the record date, the holders will get one share in the private company. Again, the same percentages will apply to the legacy equity holders getting an estimate 30% of the shares, and the balance going to the debt holder who converted into stock and any fractional shares as a result of the spin out will be rounded up.

In the public company there will be approximately 12 million shares after the recapitalization, with around 1 to 1.7 million shares held by legacy equity holders, and those who converted their debt into stock. This amounts to a reverse split of around 122 to 1, such that an owner of 122 shares will receive one share in the recapitalized public company. If all debt holders were to convert, their $4.1 million of debt would have been exchanged for around 1.1 million shares and any fractional shares as a result of the spin off will be rounded up

The closing of the recapitalization and certain components of the transactions contemplated by the Company will require shareholder approval, and are also subject to regulatory notice and approval requirements.

True Nature Holdings, Inc. has announced that it will be headquartered in Atlanta, Georgia, though its acquisition plans include a number of regional targets, all within the continental United States. “In general, we like the growth regions of the US as we get started because of the concentration of population, and the efficiency and distribution channels that come from serving within more densely populated areas,” explained Keaveney. The Trunity, Inc. educational platform business will remain at its current location in Davie, Florida.

About Trunity, Inc.:

Founded in 2009, Trunity, Inc.(“Trunity”) is the wholly owned, operating subsidiary of Trunity Holdings. Inc. (now True Nature Holdings, Inc.). Trunity has developed a collaborative knowledge management, publishing and education delivery platform which provides an end-to-end solution for the rapidly growing eTextbook, eLearning and enterprise training marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, Trunity allows content from multiple sources to be assembled into customized Trubooks™ and courseware and delivered with real-time updates directly to the student on any Internet-enabled computer or mobile device. The content powered by Trunity is seamlessly integrated with learning management, social collaboration, standards alignment, real-time analytics and royalty-tracking functionality. Trunity currently hosts a growing global community of over 4,300 expert contributors made up of top scientists and educators, who create peer-reviewed educational content. The Company’s clients include leading colleges, universities, K-12 schools, corporate enterprises and government agencies worldwide. Headquartered in Davie, Florida, Trunity has operations in North America and internationally. For more information, visit www.trunity.com.

About True Nature Holdings, Inc.:

True Nature Holdings business plan contemplates a roll-up of businesses in the compounding pharmacy industry. The plan contemplates multiple acquisitions of businesses who have traditionally operated locally, but who have specialty formulations that may have a larger market. It intends to seek compounding pharmacies that serve the veterinary markets, as well as for humans. To achieve its goals, it intends to acquire a number of pharmacies across the US with the planned objective of establishing a national online pharmacy, True Nature Pharmacy, which will be a wholly owned subsidiary, will sell its product mix nationally through online marketing distribution channels.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

FOR MORE INFORMATION ABOUT TRUNITY HOLDINGS,

TO BE KNOWN AS TRUE NATURE HOLDINGS, INC., PLEASE CONTACT:

Stephen Keaveney, Chief Executive Officer , EMAIL: steve@keaveney.net 404-254-6980

FOR MORE INFORMATION ABOUT TRUNITY INC., THE SPIN OUT EDUCATION COMPANY CALL

Ms. Nicole Fernandez-McGovern at 866-723-4114